FOR IMMEDIATE RELEASE

              ERHC ENERGY AND ADDAX PETROLEUM SIGN MOU FOR BLOCK 4

HOUSTON (October 28, 2005)...........ERHC Energy announced today the company has entered into a memorandum of understanding with Addax Petroleum whereby Addax Petroleum will replace Noble Energy in the Noble / ERHC consortium. The memorandum of understanding between ERHC Energy and Addax Petroleum was signed on October 25, 2005 and the parties are in the process of negotiating a participation agreement.

The memorandum of understanding has been submitted to the Joint Development Authority seeking approval for Addax to replace Noble in the ERHC / Noble consortium and to assume the role of operator.

Noble informed the JDA and ERHC Energy of its decision to withdraw from participating in Block 4 and from the ERHC / Noble consortium on October 24, 2005. The ERHC / Noble consortium was awarded a 35 % interest in Block 4 and designated as the operator May 31, 2005.

Addax Petroleum is an international oil and gas exploration and production company currently focused on West Africa. Its technical services office is located in Geneva, Switzerland. The company commenced operations in Nigeria in 1998 when it signed two Production Sharing Contracts with the Nigerian National Petroleum Corporation for Blocks OML-123 (offshore), and OML-124 (onshore), operated by Addax Petroleum Development (Nigeria) Limited and for OPL-90 and OPL 225 (offshore) operated by Addax Petroleum Exploration (Nigeria) Limited, both subsidiaries of Addax Petroleum NV, a subsidiary of the Addax and Oryx Group. Both PSCs are operated 100% by Addax Petroleum. Addax Petroleum commenced production in 1998 in Nigeria, producing 9,000 barrels per day. After intensive drilling activity, Addax Petroleum is currently averaging 50,000 barrels per day from OMLs 123 and 124, and with the addition of the Okwori production, it is forecasted to produce in excess of 80,000 barrels per day by the year-end. For further information visit the company's website at www.addax-oryx.com

Based in Houston, Texas, ERHC Energy Inc. is an oil and gas company focused on exploration in the Gulf of Guinea offshore West Africa. For more information, visit the company's website at www.erhc.com.


The statements in this document are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements and the business prospects of ERHC are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties are described on Forms 10-Q and 10-K filed with the Securities and Exchange Commission.


ERHC
Shanta Mauney, smauney@wardcc.com
or Deborah Buks,  dbuks@wardcc.com
Telephone: 713-869-0707

ADDAX PETROLEUM
Marie-Gabrielle Cajoly: marie-gabrielle.cajoly@aogltd.com
Telephone : +41 22 702 94 44

                                      -end-